Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

THE FIRST AMERICAN CORPORATION AND CORELOGIC, INC.

This AGREEMENT AND PLAN OF MERGER dated as of May 28, 2010 (this “Agreement”) is entered into by and between The First American Corporation, a California corporation (“First American”) and CoreLogic, Inc., a Delaware corporation (“CoreLogic”).

RECITALS

WHEREAS, CoreLogic is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 180,500,000 shares, $0.00001 par value, of which 180,000,000 shares are designated “Common Stock,” and 500,000 shares are designated “Preferred Stock.” As of May 26, 2010, 10 shares of Common Stock were issued and outstanding, all of which are held by First American, and no shares of Preferred Stock were issued and outstanding;

WHEREAS, First American is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 180,500,000 shares, $1.00 par value, of which 180,000,000 shares are designated “Common Stock,” and 500,000 shares are designated “Preferred Stock.” As of May 26, 2010, 116,939,278 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding;

WHEREAS, CoreLogic is a wholly-owned subsidiary of First American;

WHEREAS, the parties hereto desire to effect a reorganization in which First American will be merged with and into CoreLogic (the “Merger”), as a result of which the separate existence of First American shall cease, and CoreLogic shall be the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware; and

WHEREAS, the Merger shall be accomplished by the filing of a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) and the filing of the Certificate of Merger, this Agreement and officers’ certificates of First American and CoreLogic with the Secretary of State of the State of California, each of which contain such provisions as are required by applicable law, consistent with the terms specified herein; and

WHEREAS, the Merger is intended to qualify as transaction governed by Section 368(a) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

THE MERGER AND RELATED MATTERS

1.1      Filing of the Certificate of Merger; Effective Time.    The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.2      The Merger.    At the Effective Time, the separate existence of First American shall cease and CoreLogic, as the Surviving Corporation, shall (i) continue to possess all assets, rights, powers and property (real, personal and mixed) of First American as constituted immediately prior to the Effective Time, (ii) be subject to all actions previously taken by the board of directors and officers of First American, (iii) succeed, without other transfer, to all of the assets, rights, powers and property (real, personal and mixed) of First American, in the manner more fully set forth in Section 259 of the Delaware General Corporation Law (the “DGCL”), and (iv) succeed, without other transfer, to all of the debts, liabilities and obligations of First American in the same manner as if CoreLogic had itself incurred them, as more fully provided under the applicable provisions of the DGCL. At the Effective Time: (A) the corporate name of the Surviving Corporation shall be “CoreLogic, Inc.”, (B) the certificate of incorporation of CoreLogic in effect immediately prior to the Effective Time, which is attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation following the Merger unless and until the same shall be amended or repealed in accordance with the provisions thereof, (C) the bylaws of CoreLogic in effect immediately prior to the Effective Time, which are attached hereto as Exhibit B, shall be the bylaws of the Surviving Corporation following the Merger unless and until the same shall be amended or repealed in accordance with the provisions thereof, and (D) the officers and directors of the Surviving Corporation following the Merger shall be those persons who were the officers and directors of First American immediately prior to the Effective Time, and such persons shall serve in such offices or positions for the terms provided by law or in the bylaws or until their respective successors are elected or appointed, as applicable.

1.3      Conversion of Shares and Interests.    At the Effective Time, by virtue of the Merger and without any action by the owners of the outstanding shares of capital stock, or any other person, (i) all of the issued and outstanding shares of capital stock of CoreLogic shall be cancelled, (ii) each issued and outstanding share of capital stock of First American shall be converted into and become one fully paid and non-assessable share of Common Stock of the Surviving Corporation, and (iii) with respect to securities to acquire, or convertible into, First American Common Stock, each such option, warrant, purchase right, unit or other security issued and outstanding immediately prior to the Effective Time shall be converted into the right to acquire the same number of shares of CoreLogic Common Stock on the same terms as the number of shares of First American Common Stock that were acquirable pursuant to such security. The same number of shares of the Surviving Corporation’s Common Stock shall be reserved for purposes of the exercise of such options, warrants, purchase rights, units or other securities as is equal to the number of shares of First American Common Stock so reserved immediately prior to the Effective Time.

Each certificate representing Common Stock of the Surviving Corporation issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of First American so converted and given in exchange therefor, unless otherwise determined by the board of directors of the Surviving Corporation in compliance with applicable laws. Each share of Common Stock of CoreLogic owned by First American shall no longer be outstanding and shall be cancelled and retired and shall cease to exist at the Effective Time.

1.4     Cooperation; Best Efforts.    Each of the parties will use its respective best efforts to consummate the transactions contemplated by this Agreement and the Certificate of Merger and will cooperate in any action necessary or advisable to facilitate such consummation including, without limitation, making all filings required in order to obtain any necessary consents or comply with law and providing any information required in connection therewith.

1.5     Change in Structure of Transactions.    Notwithstanding anything in this Agreement to the contrary, if at any time after the date hereof, it shall appear that a change in the structure of the transaction contemplated hereby shall be necessary or desirable in order to comply with applicable law or the requirements of regulatory authorities having jurisdiction over the transaction or for any other reason, the parties hereto agree to cooperate in making such changes in this Agreement, the Certificate of Merger and other documents contemplated hereby and in taking such other actions as may be required to effectuate such changes.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF THE MERGING PARTIES

2.1      First American Representations and Warranties.    First American represents and warrants to, and covenants with, CoreLogic that the execution, delivery and performance of this Agreement and the Certificate of Merger have been duly and validly authorized and approved by the board of directors and shareholders of First American.

2.2     CoreLogic Representations and Warranties.    CoreLogic represents and warrants to, and covenants with, First American that the execution, delivery and performance of this Agreement and the Certificate of Merger have been duly and validly authorized and approved by the board of directors and the sole stockholder of CoreLogic.

ARTICLE III

TERMINATION OF THE AGREEMENT

3.1      Termination of Agreement and Abandonment of Merger.    Anything herein contained to the contrary notwithstanding, this Agreement and the Certificate of Merger may be terminated at any time before the filing of the Certificate of Merger, whether before or after approval by the boards of directors or shareholders of First American or CoreLogic, upon the written consent of the parties hereto.

ARTICLE IV

GENERAL

4.1      Amendments.    Subject to applicable law, this Agreement or the Certificate of Merger may be amended in writing, whether before or after the relevant approvals of the board of directors or shareholders.

4.2      Governing Law.    This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware without taking into account provisions regarding choice of law and, as far as applicable, the merger provisions of the California General Corporation Law.

4.3     Notices.    Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered or certified mail, postage prepaid, addressed:

If to CoreLogic:

CoreLogic, Inc.

4 First American Way

Santa Ana, CA 92707

Attn: General Counsel

If to First American:

The First American Corporation

1 First American Way

Santa Ana, CA 92707

Attn: General Counsel

or such other address as shall be furnished in writing by any such party, and any such notice or communication shall be deemed to have been given two business days after the date of such mailing (except that a notice of change of address shall not be deemed to have been given until received by the addressee). Notices may also be sent by facsimile, telegram, telex or hand delivery and in such event shall be deemed to have been given as of the date received.

4.4      Registered Office.    The registered office of the Surviving Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808 and Corporation Service Company is the registered agent of the Surviving Corporation at such address.

4.5      No Assignment.    Neither this Agreement nor the Certificate of Merger may be assigned by the parties hereto, by operation of law or otherwise.

4.6      Headings.    The description headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.7      Counterparts.    This Agreement may be executed by facsimile in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties hereto.

4.8      Entire Agreement.    This Agreement and certificates required to be delivered hereunder and any amendments hereafter executed and delivered in accordance with Section 4.1, constitute the entire agreement of the parties hereto pertaining to the transaction contemplated hereby. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

4.9      Waiver.    Any party hereto may waive any of the conditions to its obligations. No waiver of a condition shall constitute a waiver of any of such party’s other rights or remedies, at law or in equity, or of any other conditions to such party’s obligations.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date set forth above.

THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth DeGiorgio
	Name:	Kenneth DeGiorgio
	Title:	Senior Vice President, General Counsel
and Secretary

CORELOGIC, INC.

By:	/s/ Stergios Theologides
	Name:	Stergios Theologies
	Title:	Senior Vice President, General Counsel
and Secretary